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                            PAYMENT ENHANCEMENT RIDER

THIS RIDER IS EFFECTIVE ON THE RIDER DATE. ELECTION OF THIS RIDER IS IRREVOCABLE AND MAY ONLY BE TERMINATED AS PROVIDED IN THE TERMINATION PROVISIONS BELOW. IT IS PART OF, AND SUBJECT TO, THE OTHER TERMS AND CONDITIONS OF THE CONTRACT.


DEFINITIONS

ADDITIONAL WITHDRAWAL CHARGE     A charge that will be assessed against Payments
                                 being liquidated from a Contract with a Payment
                                 Enhancement Rider.

NET PAYMENT                      The Payment less the amount of premium tax, if
                                 any, deducted from the Payment, plus any applicable Payment Enhancement.

PAYMENT ENHANCEMENT              An amount we will add to the Contract at the
                                 time a Payment is applied to your Contract.

RIDER DATE                       The date of issue of this Rider, as specified
                                 on the Specifications Page.


PAYMENT ENHANCEMENT

We will add a Payment Enhancement to each Payment applied to the Contract. The amount of a Payment Enhancement is determined as a percentage of each Payment received by us. The percentage used in determining the Payment Enhancement is shown on the Contract Specifications Page. Only actual Payments will be eligible for a Payment Enhancement. Amounts treated as a Payment for Death Benefit purposes, that do not represent actual Payments, will not be eligible for a Payment Enhancement.

The amount credited will be allocated among the Investment Options in the same proportion that the Payment is allocated to the Contract.


PAYMENT ENHANCEMENT RIDER FEE

To compensate us for the Payment Enhancement, we deduct from each Investment Option a fee each Valuation Period at an annual rate set forth on the Contract Specifications Page. This fee is reflected in the Net Investment Factor used to determine the value of Accumulation Units and Annuity Units of the Contract.

In no event will the minimum guaranteed interest rate under a Fixed Account Investment Option be less than 3% after deduction of the Payment Enhancement Rider Fee.


RECAPTURE OF PAYMENT ENHANCEMENT

In the event that the Contract is cancelled pursuant to the Ten Day Right to Review, the full Payment Enhancement will be recaptured. If the Contract Value is equal to or greater than the Payments made to the Contract including the Payment Enhancement, the Contract Owner is entitled to keep any earnings.

The Payment Enhancement will not be recaptured on death or annuitization.

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ADDITIONAL WITHDRAWAL CHARGE

If a withdrawal is made from the Contract before the Maturity Date, an Additional Withdrawal Charge (contingent deferred sales charge) may be assessed against Payments.

Withdrawals in excess of the amount available without Withdrawal Charges as defined in the Contract, may be subject to Additional Withdrawal Charges. Payments will be liquidated on a first-in-first-out basis. We will liquidate Payments in the order such Payments were made: the oldest unliquidated Payment first, the next Payment second, etc... until all Payments have been liquidated.

The Additional Withdrawal Charge is determined by multiplying the amount of the Payment being liquidated by the applicable Additional Withdrawal Charge Percentage obtained from the Contract Specifications Page.

The Total Withdrawal Charge will be the sum of the Withdrawal Charges and the Additional Withdrawal Charges for the Payments being liquidated. The Total Withdrawal Charge is deducted from the Contract Value remaining after you are paid the amount requested, except in the case of a complete withdrawal when it is deducted from the amount otherwise payable. In the case of a partial withdrawal, the amount requested from an Investment Account may not exceed the value of that Investment Account less any applicable Withdrawal Charge and/or Market Value Charge, if applicable.


TERMINATION

This Rider will only terminate upon the earliest of (a) the date the Contract terminates and (b) the Maturity Date.


MISCELLANEOUS

Except as modified by this Rider, the Definitions, General Provisions and Ownership sections of the Contract also apply to this Rider. If this Rider is added after the Contract Date, its effective date will be the Rider Date stated in the Specifications Page. If this Rider is added at the time the Contract is issued, it will be effective on the Contract Date.


THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK




President